EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

To the Plan Administrator and Trustees

Access National Corporation 401 (k) Profit Sharing Plan (the Plan)

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-118771) of Access National Corporation of our report dated June 28, 2012, relating to the statements of net assets available for benefits as of December 31, 2011 and 2010, and the statement of changes in net assets available for benefits for the year ended December 31, 2010 and the related supplemental schedule of the Access National Corporation 401(k) Profit Sharing Plan which appear in this Form 11-K for the year ended December 31, 2011.

/s/ BDO USA, LLP

BDO USA, LLP

Richmond, VA

June 28, 2012